Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-63699, No. 333-67535, No. 333-89551, No. 333-89505, No. 333-35996 and No. 333-125881) and Form S-3 (No. 333-156944, No. 333-100701, No. 333-60877 and No. 333-30497) of C&F Financial Corporation and Subsidiary of our report, dated March 2, 2009, relating to the audits of the consolidated financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of C&F Financial Corporation and Subsidiary for the year ended December 31, 2008.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 9, 2009